Exhibit 10.32

NOBLE ENERGY, INC.
2016 CHANGE OF CONTROL SEVERANCE PLAN FOR EXECUTIVES

THIS 2016 CHANGE OF CONTROL SEVERANCE PLAN FOR EXECUTIVES, made and executed at Houston, Texas, by Noble Energy, Inc., a Delaware corporation (the “Company”),

WITNESSETH THAT:

WHEREAS, the Company maintains the Noble Energy, Inc. Change of Control Severance Plan for Executives to provide for the payment of severance benefits to certain executives of the Company and its participating affiliates whose employment with the Company or such an affiliate terminates under certain circumstances following a Change of Control of the Company;
WHEREAS, Section 4.5 of the Plan provides that the Plan may be amended by resolution adopted by the Board provided that no such amendment that would adversely affect the benefits or protections provided under the Plan to any individual who is a Covered Employee on the date the amendment is adopted shall be effective as it relates to such individual unless no Change of Control occurs within one year after such adoption; and
WHEREAS, the Company now desires to amend, restate and rename the Plan;
NOW, THEREFORE, in consideration of the premises and contingent upon no Change of Control occurring prior to December 7, 2016, the Plan is hereby amended by restatement in its entirety and renamed as the Noble Energy, Inc. 2016 Change of Control Severance Plan for Executives effective as of December 7, 2016, to read as follows:

ARTICLE I.

DEFINITIONS

1.1    Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(a)“Administrator” shall mean the Chief Executive Officer or his or her designee.
(b)“Affiliated Company” shall mean any incorporated or unincorporated trade or business or other entity or person, other than the Company, that along with the Company is considered a single employer under Code section 414(b) or Code section 414(c); provided, however, that (i) in applying Code section 1563(a)(1), (2), and (3) for the purposes of determining a controlled group of corporations under Code section 414(b), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Code section 1563(a)(1), (2), and (3), and (ii) in applying Treas. Reg. section 1.414(c)-2 for the purposes of determining trades or businesses (whether or not incorporated) that are under common control for the purposes of Code section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least

80 percent” in each place the phrase “at least 50 percent” appears in Treas. Reg. section 1.414(c)-2.
(c)“Annual Cash Compensation” shall mean, with respect to a Covered Employee, such Covered Employee’s annualized salary in effect on the date of the earliest Change of Control to occur during the 18-month period prior to the date of such Covered Employee’s Involuntary Termination, plus the greater of (1) such Covered Employee’s annual target bonus for the then-current annual bonus period, or (2) the average annual bonus paid or payable by the Employer to such Covered Employee for the three-year period (or for the period of such Covered Employee’s employment, if such Covered Employee has not been employed for all of such three-year period) immediately preceding the date of such Change of Control.
(d) “Applicable Factor” shall mean the factor specified as applicable to the Chief Executive Officer, a Senior Executive and a Key Executive, respectively, on the attached Schedule A.
(e)“Board” shall mean the Board of Directors of the Company.
(f)A “Change of Control” shall be deemed to have occurred if:
(1)    individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least fifty-‑one percent (51%) of the Board, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board;

(2)    the stockholders of the Company shall approve a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own outstanding voting securities representing at least fifty-one percent (51%) of the combined voting power entitled to vote generally in the election of directors (“Voting Securities”) of the reorganized, merged or consolidated company;

(3)    the stockholders of the Company shall approve a liquidation or dissolution of the Company or a sale of all or substantially all of the stock or assets of the Company; or

(4)    any “person,” as that term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any of its subsidiaries, any employee benefit plan of the Company or any of its subsidiaries, or any entity organized, appointed or established by the Company for or pursuant to the terms of such a plan), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person (as well as any “Person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become the “beneficial owner” or “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing in the aggregate twenty-five percent (25%) or more of either the then outstanding shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) or the Voting Securities of the Company, in either such case other than solely as a result of acquisitions of such securities directly from the Company. Without limiting the foregoing, a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, or to direct the voting of, or to dispose, or to direct the disposition of, Common Stock or other Voting Securities of the Company shall be deemed the beneficial owner of such Common Stock or Voting Securities.

Notwithstanding the foregoing, a “Change of Control” of the Company shall not be deemed to have occurred for purposes of paragraph (4) of this Section 1.1(f) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Common Stock or other Voting Securities of the Company outstanding, increases (i) the proportionate number of shares of Common Stock beneficially owned by any person to twenty-five percent (25%) or more of the shares of Common Stock then outstanding or (ii) the proportionate voting power represented by the Voting Securities of the Company beneficially owned by any person to twenty-five percent (25%) or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause (i) or (ii) of this sentence shall thereafter become the beneficial owner of any additional shares of Common Stock or other Voting Securities of the Company (other than a result of a stock split, stock dividend or similar transaction), then a Change of Control of the Company shall be deemed to have occurred for purposes of paragraph (4) of this Section 1.1(f).

(g)“Chief Executive Officer” shall mean the individual who is the Chief Executive Officer of the Company.
(h)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(i) “Company” shall mean Noble Energy, Inc., a Delaware corporation.
(j)A “Constructive Termination” shall be deemed to have occurred with respect to a Covered Employee if the Employer without the consent of the Covered Employee takes any of the following actions:
(1)    within two (2) years after a Change of Control occurs, demotes such Covered Employee to a lesser position, in title or responsibility, as compared to the highest position held by him or her with the Employer at the earlier of the occurrence of a Change of Control or the date on which a tentative agreement is reached by the Employer or a public announcement is made regarding a proposed Change of Control that ultimately occurs, resulting in a material diminution in (i) the Covered Employee’s authority, duties or responsibilities, (ii) the authority, duties or responsibilities of the supervisor to whom the Covered Employee is required to report, including the requirement that the Covered Employee report to a corporate officer or employee instead of reporting directly to the Board, or (iii) the budget over which the Covered Employee retains authority;

(2)     within two (2) years after a Change of Control occurs, reduces such Covered Employee’s total annual compensation (i.e., the sum of his or her annual salary, his or her target bonus under the Employer’s annual incentive bonus plan or similar plan in effect at the applicable time and the value of other employment benefits provided to such Covered Employee by the Employer) below the level in effect at the earlier of the occurrence of a Change of Control or the date on which a tentative agreement is reached by the Employer or a public announcement is made regarding a proposed Change of Control that ultimately occurs, if such reduction in total annual compensation is a material negative change to the Covered Employee in his or her employment relationship with the Employer; or

(3)    within one (1) year after a Change of Control occurs, requires such Covered Employee to relocate to a principal place of employment that is more than fifty (50) miles from the location where he or she was principally employed immediately prior to the Change of Control.

(k)“Covered Employee” shall mean an individual who is the Chief Executive Officer, a Senior Executive or a Key Executive, excluding, however, any individual who is a party to an individual written change of control agreement with the Employer providing severance payments upon such individual’s termination of employment with the Employer.
(l)“Effective Date” shall mean December 7, 2016.
(m)“Employer” shall include the Company, Noble Energy Services, Inc. and each other entity or organization that adopts the Plan in accordance with the provisions of Section 4.4 of the Plan and their successors.
(n) “Involuntary Termination” shall mean a Covered Employee’s Separation from Service which:
(1)    occurs within two (2) years after a Change of Control occurs and does not result from a voluntary resignation by the Covered Employee; or

(2)    results from a resignation by a Covered Employee under the following circumstances: (A) within thirty (30) days after the initial existence of a condition giving rise to a Constructive Termination the Covered Employee provides written notice to the Employer of his or her belief that such condition exists and describing the condition believed to constitute the basis for a Constructive Termination, (B) the Employer fails to remedy the condition within the thirty (30) day period immediately following the date its receives such notice, and (C) the Covered Employee resigns after the end of such thirty (30) day period during which the Employer failed to remedy the condition but no later than the date which is ninety (90) days after the initial existence of the condition giving rise to a Constructive Termination applicable to him or her;

provided, however, that the term “Involuntary Termination” shall not include a Termination for Cause or a Covered Employee’s Separation from Service as a result of such Covered Employee’s death, disability under circumstances entitling him or her to benefits under the Employer’s long-term disability plan, or Retirement.
(o)“Key Executive” shall mean a Covered Employee who is employed by the Employer in a job category or position specified as a Key Executive job category or position on the attached Schedule A.
(p)“Payment Date” shall mean the date chosen by the Employer that is no later than seventy (70) days after the date of such Covered Employee’s Involuntary Termination.
(q)“Plan” shall mean, as applicable, the Noble Energy, Inc. Change of Control Severance Plan for Executives and/or the Noble Energy, Inc. 2016 Change of Control Severance Plan for Executives.
(r)“Retirement” shall mean a Covered Employee’s voluntary resignation on or after the date as of which he or she either (1) has attained age fifty-five (55) and completed a five (5) year Period of Service (within the meaning of the Noble Energy, Inc. 401(k) Plan as in effect immediately prior to a Change in Control), or (2) has attained age sixty-five (65) (regardless of the length of his or her prior Period of Service), excluding in either case, however, a resignation at the request of the Employer or a resignation that occurs within ninety (90) days after an event giving rise to a Constructive Termination applicable to such Covered Employee with respect to which the requirements set forth in Section 1.1(n)(2) have been satisfied.
(s)“Senior Executive” shall mean a Covered Employee who is employed by the Employer in a job category or position specified as a Senior Executive job category or position on the attached Schedule A.
(t)“Separation from Service” shall mean, with respect to a Covered Employee, such Covered Employee’s separation from service (within the meaning of Code section 409A and the regulations and other guidance promulgated thereunder) with the group of employers that includes the Company and each Affiliated Company. With respect to services as an employee, an employee’s Separation from Service shall be deemed to occur on the date as of which the employee and his or her employer reasonably anticipate that no further services will be performed after such date or that the level of bona fide services the employee will perform after such date (whether as an employee or an independent contractor) will permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the employee has been providing services to the employer less than 36 months).
(u)“Termination for Cause” shall mean an Employer’s or Affiliated Company’s termination of a Covered Employee’s employment with such Employer or Affiliated Company because of (1) the willful and continued failure by such Covered Employee to perform the duties of his or her position with such Employer or Affiliated Company or his or her continued failure to perform the duties reasonably requested or reasonably prescribed by the Board (other than as a result of such Covered Employee’s death or disability), (2) the engaging by such Covered Employee in conduct involving a material misuse of the funds or property of an Employer or Affiliated Company, (3) the gross negligence or willful misconduct by such Covered Employee in the performance of his or her duties that results in, or causes, material monetary harm to an Employer or Affiliated Company, (4) such Covered Employee’s commission of a felony or a civil or criminal offense involving moral turpitude, or (5) such Covered Employee’s material violation of the Company’s Code of Conduct. A Covered Employee’s Termination for Cause shall be made only after reasonable notice to such Covered Employee and an opportunity for such Covered Employee, together with counsel, to appear before the Board. A Covered Employee’s Termination for Cause shall be effective only if agreed upon by a majority of the directors of the Board.
(v)“Welfare Benefit Coverages” shall mean the medical, dental, vision and life insurance coverages provided by the Employer to its active employees.
1.2    Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and the plural to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

1.3    Headings. The headings of Articles and Sections herein are included solely for convenience and if there is any conflict between such headings and the text of the Plan, the text shall control.

ARTICLE II.

SEVERANCE BENEFITS

2.1    Severance Benefits. Subject to the further provisions of this Article II, if a Covered Employee’s Separation from Service occurs by reason of an Involuntary Termination, the Employer shall:

(a)    pay to such Covered Employee when due under the Employer’s normal payroll procedures all unpaid salary due to such Covered Employee in the performance of his or her duties for the Employer through the date of such Involuntary Termination;

(b)    pay to such Covered Employee on his or her Payment Date an amount in cash equal to such Covered Employee’s Annual Cash Compensation multiplied by the Applicable Factor that applies to such Covered Employee;

(c)    pay to such Covered Employee on his or her Payment Date an amount in cash equal to such Covered Employee’s prorata (measured as the number of days expired, as of the annual date of such Involuntary Termination, in the then-current annual bonus period, divided by 365) target bonus for the then-current annual bonus period;

(d)    within thirty (30) days of receiving a detailed invoice for same, reimburse such Covered Employee, up to a maximum cumulative amount of $15,000, for the reasonable fees of no more than one (1) out-placement or similar service provider engaged by such Covered Employee to assist in finding employment opportunities for such Covered Employee during the one-year period following the date of such Involuntary Termination, provided that all reimbursements to be made pursuant to this Section 2.1(d) shall be made to such Covered Employee no later than the end of the second calendar year following the calendar year in which such Covered Employee’s Separation from Service occurs; and

(e)    provide such Covered Employee with continued Welfare Benefit Coverages for himself or herself and, where applicable, his or her eligible dependents, for the period of months following the date of such Involuntary Termination that is specified for such Covered Employee on the attached Schedule A; provided, however, that such Covered Employee must continue to pay the premiums paid by active employees of the Employer from time to time for such coverages. Such benefit rights shall apply only to those Welfare Benefit Coverages that the Employer has in effect from time to time for active employees. If the Employer determines that providing one of the Welfare Benefit Coverages under a welfare plan maintained by the Employer will fail to satisfy a nondiscrimination requirement that the Employer intended such welfare plan to satisfy, then instead of providing such benefit under such welfare plan, the Employer may provide such benefit to or with respect to such Covered Employee under another plan or insurance arrangement. Welfare Benefit Coverages shall immediately end upon the Covered Employee’s obtainment of new employment and eligibility for similar Welfare Benefit Coverages (with the Covered Employee being obligated hereunder to promptly report such eligibility to the Employer).

The severance benefits payable under this Section 2.1 shall be deemed to be severance pay subject to any required tax withholding, and shall not constitute compensation that is taken into account for the purposes of determining benefits or allocating contributions under any employee benefit plan maintained by the Employer.

2.2    Release and Full Settlement. Any provision of the Plan to the contrary notwithstanding, as a condition to the receipt of any severance benefit hereunder, a Covered Employee whose Separation from Service occurs by reason of an Involuntary Termination shall execute a release in such form as the Company shall determine which shall, to the extent permitted by law, waive all claims and actions against the Company, the Employers and all Affiliated Companies and such other parties and entities as the Company chooses to include in the release. The receipt by such Covered Employee of any benefit provided hereunder shall constitute full settlement of all such claims and causes of action of such Covered Employee.

2.3    Mitigation. A Covered Employee shall not be required to mitigate the amount of any payment provided for in this Article II by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Article II be reduced by any compensation or benefit earned by the Covered Employee as the result of employment by another employer or by retirement benefits. The benefits under the Plan are in addition to any other benefits to which a Covered Employee is otherwise entitled.

2.4    Parachute Payment Limitation. Any provision of the Plan to the contrary notwithstanding, if a Covered Employee is a “disqualified individual” (as defined in Section 280G of the Code), and the severance benefits provided in Section 2.1, together with any other payments which the Covered Employee has the right to receive, would constitute a “parachute payment” (as defined in Section 280G of the Code), the severance benefits provided hereunder that constitute a parachute payment and are exempt from the requirements of Section 409A of the Code shall be either (a) reduced (but not below zero) so that the aggregate present value of such payments received by the Covered Employee from the Employer will be one dollar ($1.00) less than three times the Covered Employee’s “base amount” (as defined in Section 280G of the Code) and so that no portion of such payments received by the Covered Employee shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax result for the Covered Employee (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax). The determinations as to the benefit to be reduced and the amount of reduction shall be made by the Employer in good faith, and such determinations shall be conclusive and binding on the Covered Employee. If a reduced payment is made and through error or otherwise that payment, when aggregated with other payments from the Employer (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three (3) times the Covered Employee’s base amount, the Covered Employee shall immediately repay such excess to the Employer upon notification that an overpayment has been made.

2.5    Six-Month Lookback Alternate Benefits. Any provision of the Plan to the contrary notwithstanding, if during the six-month period immediately prior to a Change of Control a Covered Employee was employed by the Employer in a job category or position that would provide greater benefits under the Plan than would be provided under the Plan for such Covered Employee with respect to his or her job category or position with the Employer immediately prior to such Change of Control, then in lieu of the benefits applicable under the Plan to such Covered Employee’s job category or position with the Employer immediately prior to such Change of Control, such Covered Employee shall be entitled to receive under the Plan the benefits under the Plan that apply to such Covered Employee’s job category or position with the Employer during the six-month period immediately prior to such Change of Control that provides the greatest benefits to such Covered Employee.

2.6    Special Payment Provisions for Covered Employees Previously Covered Under an Individual Change of Control Agreement. Certain employees of the Employers have previously entered into individual Change of Control Agreements with their Employer. Any provision of this Plan to the contrary notwithstanding, if any such employee of an Employer who was covered by an individual Change of Control Agreement with an Employer at any time on or after January 1, 2005 becomes entitled to benefits as a Covered Employee under this Plan in replacement of and in connection with the termination of such individual Change of Control Agreement, the amount of benefits to which such Covered Employee is entitled shall be determined under this Plan but the timing of payments under Section 2.1(b) and (c) hereof shall be governed by the payment timing for similar severance benefits set forth in such individual Change of Control Agreement rather than the Payment Date set forth in this Plan.

ARTICLE III.

ADMINISTRATION OF PLAN

3.1    Plan Administration. This Plan shall be administered by the Administrator. The Administrator shall have discretionary and final authority to interpret and implement the provisions of this Plan and to determine eligibility for benefits under the Plan. The Administrator shall perform all of the duties and exercise all of the powers and discretion that he or she deems necessary or appropriate for the proper administration of this Plan. Every interpretation, choice, determination or other exercise by the Administrator of any power or discretion given either expressly or by implication to it shall be conclusive and binding upon all parties having or claiming to have an interest under this Plan or otherwise directly or indirectly affected by such action, without restriction, however, upon the right of the Administrator to reconsider or redetermine such action. The Administrator may adopt such rules and regulations for the administration of this Plan as are consistent with the terms hereof, and shall keep adequate records of its proceedings and acts. The Administrator may employ such agents, accountants and legal counsel (who may be agents, accountants and legal counsel for an Employer) as may be appropriate for the administration of the Plan. All reasonable administration expenses incurred by the Administrator in connection with the administration of the Plan shall be paid by the Employer.

3.2     Mandatory Arbitration. Any dispute arising in connection with this Plan shall be finally resolved by arbitration in Houston, Texas pursuant to and in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Such arbitration shall be the sole and exclusive procedure available to a Covered Employee for resolving a dispute regarding a denied claim by the Administrator. The Covered Employee and the Employer shall share equally the cost of such arbitration, including but not limited to the fees of the arbitrator and reasonable attorneys’ fees, unless the arbitrator determines otherwise. The arbitrator’s decision shall be final and legally binding on both parties. Judgment upon the arbitrator’s decision may be entered in any court of appropriate jurisdiction, and may not be challenged in any court, either at the place of arbitration or elsewhere. This Section shall be governed by the provisions of the Federal Arbitration Act.

ARTICLE IV.

GENERAL PROVISIONS

4.1    Funding. The benefits provided under the Plan shall be unfunded and shall be provided from the Employer’s general assets.

4.2    Cost of Plan. The entire cost of the Plan shall be borne by the Employer and no contributions shall be required of the Covered Employees.

4.3    Plan Year. The Plan shall operate on a plan year consisting of the twelve consecutive month period commencing on January 1 of each year.

4.4    Other Participating Employers. With the written consent of the Administrator, any entity or organization eligible by law to participate in the Plan may adopt the Plan and become a participating Employer hereunder by executing and delivering a written instrument evidencing such adoption to the Secretary of the Company. Such written instrument shall specify the effective date of the adoption of the Plan by such adopting Employer, may incorporate specific provisions relating to the operation of the Plan which apply to the adopting Employer only, and shall become, as to such adopting Employer and its employees, a part of the Plan. Each adopting Employer shall be conclusively presumed to have agreed to be bound by the terms of the Plan as amended from time to time. The provisions of the Plan shall be applicable with respect to each Employer separately, and amounts payable hereunder shall be paid by the Employer which employs the particular Covered Employee.

4.5    Amendment and Termination.
(a)    Prior to a Change of Control, the Plan may be amended or modified in any respect and may be terminated, on behalf of all Employers, by resolution adopted by the Board; provided, however, that:
(1)    no such amendment, modification or termination which would adversely affect the benefits or protections provided under the Plan to any individual who is a Covered Employee on the date such amendment, modification or termination is adopted shall be effective as it relates to such individual unless no Change of Control occurs within one year after such adoption, and any such attempted amendment, modification or termination adopted within one year prior to a Change of Control shall be null and void ab initio as it relates to such individual (it being understood that the removal of a Covered Employee from participation in the Plan shall, for the purposes of this Section, constitute an adverse affect to the benefits or protections provided under the Plan to any Covered Employee so removed); and
(2)    the Plan may not be amended, modified or terminated (i) at the request of a third party who has indicated an intention or taken steps to effect a Change of Control, or who effectuates a Change of Control, or (ii) in connection with, or in anticipation of, a Change of Control which actually occurs, if such amendment, modification or termination would adversely affect the benefits or protections provided under the Plan to any individual who is a Covered Employee on the date such amendment, modification or termination is adopted, and in either case, any such attempted amendment, modification or termination shall be null and void ab initio as it relates to such individual. Any action taken to amend, modify or terminate the Plan that is taken after the execution of an agreement providing for a transaction or transactions that, if consummated, would constitute a Change of Control, shall conclusively be presumed to have been taken in connection with a Change of Control.
(b)    Upon and after the occurrence of a Change in Control, the Plan may not be amended or modified in any manner which would adversely affect the benefits or protections provided under the Plan to any individual who is a Covered Employee on the date the Change of Control occurred, and any such attempted amendment, modification or termination shall be null and void ab initio as it relates to such individual.
(c)    Notwithstanding the foregoing provisions of this Section 4.5, if any compensation or benefit provided by the Plan may result in being subject to the tax imposed by Section 409A of the Code, the Board may modify the Plan as necessary or appropriate in the best interests of the Covered Employees (1) to exclude such compensation or benefit from being deferred compensation within the meaning of Section 409A of the Code, or (2) to comply with the provisions of Section 409A of the Code and its related Code provisions (and the rules, regulations and other regulatory guidance relating thereto); provided, however, that no amendment made pursuant to the provisions of this Section 4.5(c) shall reduce the value of the compensation or benefits that would be payable to a Covered Employee in connection with his or her Involuntary Termination following a Change of Control without the written consent of such Covered Employee.
4.6    No Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Employer and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Employer or to restrict the right of the Employer to discharge any person at any time nor shall the Plan be deemed to give the Employer the right to require any person to remain in the employ of the Employer or to restrict any person’s right to terminate his or her employment at any time.

4.7    Severability. Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.8    Nonalienation. A Covered Employee shall have no right or ability to pledge, hypothecate, anticipate, assign or otherwise transfer any benefit, interest or right under the Plan, except by will or the laws of descent and distribution, and no benefit, interest or right of a Covered Employee under the Plan shall be liable for or subject to any debt, obligation or liability of such Covered Employee.

4.9    Effect of Plan. In the event of the occurrence of a Change of Control prior to December 7, 2016, this restatement shall be void and of no effect and the Plan as in effect prior to this restatement shall continue in effect uninterrupted. If no Change of Control occurs prior to December 7, 2016, then this Plan shall take effect and, effective as of such date, this Plan, the Noble Energy, Inc. 2016 Change of Control Severance Plan, the Noble Energy, Inc. 2016 Severance Benefit Plan, and the individual Change of Control Agreements between an Employer and an Employee signed by the parties shall be the sole and exclusive plans, programs and agreements providing severance benefits to Employees of the Employers. All oral or written policies of the Employer and all oral or written communications to Covered Employees with respect to the subject matter of the Plan that were written or communicated prior to the Effective Date are hereby null and void and of no further force and effect. The Plan shall be binding upon the Employer and any successor of the Employer, by merger or otherwise, and shall inure to the benefit of and be enforceable by the Covered Employees. In addition, upon the occurrence of a Change of Control, all rights of a Covered Employee to eligibility and participation under the Plan shall vest and shall be considered a contract right enforceable against the Employer and any successors thereto, subject to the terms and conditions of the Plan.

4.10    Code Section 409A. The Plan is intended to provide compensation and benefits that are not subject to the tax imposed under Section 409A of the Code, and shall be interpreted and administered to the extent possible in accordance with such intent, and any reimbursements or in-kind benefits provided under this Plan that are not exempt from the application of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Plan, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding the preceding, no persons connected with this Plan in any capacity, including but not limited to the Company, the Employers, and any Affiliated Company, and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to any amounts payable under the Plan or that such tax treatment will apply to a Covered Employee.

4.11    Governing Law. The Plan shall be governed and construed in accordance with the laws of the State of Texas (without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction).

IN WITNESS WHEREOF, this restated Plan has been executed by the Company on this 22nd day of December, 2015.

NOBLE ENERGY, INC.

By: /s/ David L. Stover
Name:    David L. Stover
Title:    President & Chief Executive Officer

SCHEDULE A FOR THE
NOBLE ENERGY, INC.
2016 CHANGE OF CONTROL SEVERANCE PLAN
FOR EXECUTIVES

The Applicable Factor for the Chief Executive Officer is 2.99, the Applicable Factor for a Senior Executive is 2.5, and the Applicable Factor for a Key Executive is 2.0.

The period of months specified for Welfare Benefit Coverages for the purposes of Section 2.1(e) are: twenty-four (24) months for a Key Executive; thirty (30) months for a Senior Executive; and thirty-six (36) months for the Chief Executive Officer.

A Covered Employee employed by the Employer in one of the following positions is a Senior Executive:

Executive Vice President, Chief Financial Officer
Executive Vice President, EHSR and New Frontiers
Executive Vice President, Operations
Sr. Vice President, General Counsel and Secretary
Sr. Vice President, Eastern Mediterranean
Sr. Vice President, US Onshore
Sr. Vice President, Corporate Development
Sr. Vice President, Human Resources and Administration
Sr. Vice President, Global Operations Services

A Covered Employee employed by the Employer in one of the following positions is a Key Executive:

Vice President, Exploration